Exhibit 99.1
Universal's Insurance Subsidiaries Complete 2024-2025 Reinsurance Program

•Successfully secured a combined UPCIC and APPCIC catastrophe reinsurance program with no material changes to historical reinsurance partners or terms and conditions.

•Replaced $217M of cost-free Reinsurance to Assist Policyholders (RAP) coverage and $150M of expiring catastrophe bond coverage in the traditional reinsurance market.

•Total cost of the 2024-2025 reinsurance program for UPCIC and APPCIC projected to be approximately 33.0% of estimated direct earned premium for the 12-month treaty period, compared to 31.8% at this time last year, reflecting a modest 1.2-point year over year increase despite our demand for private market capacity increasing significantly.

•The largest private reinsurance participants all maintain a rating from AM Best of ‘A’ or higher (Nephila Capital, Markel, RenaissanceRe, Munich Re, Chubb Tempest Re, Ariel Re, Everest Re and Lloyd’s of London syndicates).

Fort Lauderdale, Fla., May 30, 2024 – Universal Insurance Holdings, Inc. (NYSE: UVE) (“Universal” or the “Company”) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their combined 2024-2025 reinsurance program, effective June 1, 2024.

“We are pleased to announce the completion of the 2024-2025 reinsurance program for both of our insurance companies,” said Matthew J. Palmieri, Chief Risk Officer. “Reinsurance serves as the fulcrum of our insurance entities’ ability to absorb multiple catastrophic events in a given year, protecting policyholders and allowing operations to continue smoothly. For this renewal, we approached the market with considerably more private market catastrophe capacity demand and the Company executed efficiently with our long-standing reinsurance partners ahead of the upcoming 2024 Atlantic Hurricane Season. We also added new multi-year coverage extending through the 2025-2026 reinsurance period in the process.”

UPCIC’s in force wind-covered policy count in Florida declined by 25,266 from March 31, 2023 to March 31, 2024, resulting in a year over year reduction to the top end of the combined first event reinsurance tower for our insurance subsidiaries. UPCIC and APPCIC set the top of their combined reinsurance tower for a single All States (including Florida) event to $2.404 billion. $1.023 billion of this coverage has limits that automatically reinstate to guarantee a certain level of protection in multi-event scenarios, an increase of $177 million in aggregate limit available for subsequent events over the 2023-2024 period.

To further insulate future years, UPCIC and APPCIC secured $240 million of catastrophe capacity with contractually agreed limits that extend coverage to include the 2025-2026 treaty year, of which $165 million of the capacity sits below the Florida Hurricane Catastrophe Fund and $75 million sits above the Florida Hurricane Catastrophe Fund.

The insurance entities’ combined $45 million All States (including Florida) first event retention loss is unchanged from the prior year.

About Universal
Universal Insurance Holdings, Inc. (NYSE: UVE) is a holding company providing property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We provide insurance products in the United States through both our appointed independent agents and our direct online distribution channels, primarily in Florida. Learn more at universalinsuranceholdings.com or get an insurance quote at clovered.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2023 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investors/Media:
Arash Soleimani, CFA, CPA, CPCU, ARe
Chief Strategy Officer
asoleimani@universalproperty.com
954-804-8874
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